Exhibit 99.1

FOR IMMEDIATE RELEASE

September 24, 2007

Contacts: (Media) Tom Forsythe (763) 764-6364

Kirstie Foster (763) 764-6364

(Analysts) Kris Wenker (763) 764-2607

KEN POWELL NAMED CHIEF EXECUTIVE OFFICER OF GENERAL MILLS

STEVE SANGER CONTINUES AS CHAIRMAN

MINNEAPOLIS, MINN. — General Mills (NYSE: GIS) said today that its board of directors has elected Kendall J. Powell Chief Executive Officer of the company. Powell, age 53, joined the company in 1979 and was most recently President and Chief Operating Officer. He succeeds Steve Sanger, age 61, who has served as General Mills Chairman and Chief Executive Officer since May 1995. Sanger will continue as Chairman through the end of the current fiscal year in May 2008.

“The board and I have great confidence that Ken will be an outstanding chief executive officer of General Mills,” said Sanger. “He has extensive knowledge of our global food categories, our customers, and our worldwide operations. This deep-seated understanding of our business, coupled with Ken’s commitment to our culture and the development of our people, make him uniquely qualified to lead General Mills in the next phase of our long-term growth.”

Powell has held a variety of general management assignments over his 28-year career with General Mills, including President of the Yoplait Division from 1996 to 1997; President of Big G Cereals from 1997 to 1999; and Chief Executive Officer of the company’s Cereal Partners Worldwide (CPW) joint venture with Nestle based in Switzerland from 1999 to 2004. Today, CPW generates $1.6 billion in annual net sales and sells ready-to-eat breakfast cereal in more than 130 international markets. Powell was named an Executive Vice President of General Mills in 2004 and was appointed Chief Operating Officer---U.S. Retail in 2005. He was named President and Chief Operating Officer of General Mills in June 2006. Powell holds a bachelor’s degree in biology from Harvard and an MBA from Stanford.

In comments to shareholders attending General Mills’ 79th annual meeting held today in Minneapolis, Powell said, “I am honored and excited to serve as General Mills’ Chief Executive Officer. And I realize Steve will be a tough act to follow.” Powell noted that since Sanger became Chief Executive Officer in May 1995, company sales have more than doubled to exceed $12 billion in fiscal 2007, earnings have tripled to more than $1.1 billion, and total return to shareholders (stock price appreciation plus reinvested dividends) averaged 10 percent compounded annually over the period. General Mills also grew dramatically in global scope, increasing international sales ten fold over the past 12 years.

“It has been a great privilege for me to serve as Chief Executive Officer of General Mills,” Sanger said, “and I look forward to seeing General Mills continue to grow and prosper in the years ahead.”

About General Mills

General Mills, with annual net sales exceeding $12 billion, is a leading global manufacturer and marketer of consumer foods products.  Based in Minneapolis, Minn., its global brand portfolio includes Big G cereals such as Cheerios, Cinnamon Toast Crunch and Fiber One; Progresso soups; Helper dinner mixes; Yoplait yogurt; Nature Valley granola bars; Pillsbury refrigerated dough; Totinos frozen pizza and snacks; Betty Crocker dessert mixes; Green Giant vegetables; Häagen-Dazs ice cream; Old El Paso Mexican foods; and Cascadian Farms and Muir Glen organic foods. General Mills is a leading supplier of food products to the foodservice and commercial baking industries, and sells products in more than 100 international markets around the globe.